EXHIBIT 99.1

Rand Capital Announces Fourth Quarter Increase in Net Assets

 * Net Asset Value Increases 16% During the Quarter Ending
   December 31, 2007 to $3.47 Per Share, and 18% for the Year
 * Rand Invests $1.14 Million in the Quarter
 * 2007 Investment Income Grows 74% Compared to 2006
 * $6 Million in Funding Remains Available for Future Investment

BUFFALO, N.Y., Feb. 4, 2008 (PRIME NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the fourth quarter ended December 31, 2007. Rand's net asset value as of December 31, 2007 was $3.47 per share and Rand's total investment portfolio was valued at $26.5 million, which exceeds its cost basis of $13.4 million, reflecting $13.1 million in net unrealized appreciation. Rand's net asset value per share increased to $3.47 at December 31, 2007 from $2.93 at December 31, 2006 (an 18% increase), and from $1.51 at December 31, 2005 (a 130% increase).

During the fourth quarter of 2007, Rand's Net Asset Value increased by $0.49, which primarily reflects the revaluation of Gemcor II, LLC, (www.gemcor.com), in addition to a realized gain on Rand's investment in Allworx Corp. (www.allworxcorp.com).

Rand's investment portfolio continues to grow, and at December 31, 2007 Rand's total investment portfolio was valued at $26.5 million, exceeding its cost basis of $13.4 million. At December 31, 2006, Rand's total investment portfolio was valued at $23 million, with a cost basis of $14 million. The portfolio was valued at $13.4 million at December 31, 2005.

Allen F. Grum, President of Rand Capital stated, "Strong operating performance in our portfolio companies has been reflected in increased equity valuations and increased dividend income from our Limited Liability Companies (LLC's). Several of our companies have begun preparations for liquidity events. These events are not predictable but we do look forward to sharing the results when and if they occur."

Revenue

Investment income increased by 74% or approximately $976,000 to $2.3 million for the year ended December 31, 2007, compared with the same period last year. The growth in 2007 was driven by increases in dividends from portfolio companies. Dividend and other investment income grew primarily because of higher Limited Liability Corporation (LLC) distributions from companies that have improving operational trends, in particular Gemcor II, LLC, (www.gemcor.com). Gemcor designs and sells automatic riveting machines to manufacturers of airframes, missile bodies, space system accessories, and other aerospace equipment.

The cash balance at December 31, 2007 was $4.4 million, equal to $0.77 per share. In addition to the cash, Rand has $1.9 million of outstanding leverage available from the Small Business Administration (SBA) for future investment.

Portfolio Activities

Allworx Corp., an investment originated in the third quarter of 2007, repaid its investment entirely during the fourth quarter when PAETEC Holding Corp. (Nasdaq:PAET) acquired the company. Rand recognized a realized gain of $140,000 on the transaction from the sale of its equity investment. Also during the quarter, we increased our investment in Niagara Dispensing Technologies, Inc. (www.exactpour.com) through additional loans of $75,000, and exercised $350,000 of expiring common share warrants of Synacor, Inc. (www.synacor.com). Rand also invested $600,000 in Golden Goal LLC, (Fort Ann, NY) (www.goldengoalpark.com), for Class C Units. Golden Goal is a unique youth sports tournament park providing an Olympic-style experience for youth soccer and lacrosse tournaments. Subsequent to the end of the quarter, Rand completed its $250,000 financing of Associates Interactive, (Buffalo, NY) (www.associatesinteractive.com), a provider of training content and certifications used to train retail sales associates. $50,000 of the total financing was advanced by Rand during the fourth quarter of 2007. On January 25, 2008, New Monarch Machine Tool, Inc. (Cortland, NY) (www.monarchmt.com) repaid its loan of $520,147 and Rand exercised warrants for 22.84 common shares. Rand now owns 15% of the Company.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716-853-0802
          pgrum@randcapital.com